Exhibit 99.1

Contacts:	David M. Dill
Chief Financial Officer
(615) 372-8512
LIFEPOINT HOSPITALS ANNOUNCES NEW DIRECTOR
Brentwood, Tennessee (February 20, 2008) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced that its Board of Directors has named Gregory T. Bier to the Board of Directors. In conjunction with the appointment of Mr. Bier, the size of the Board of Directors was increased from eight to nine members.
     In commenting on the appointment, William F. Carpenter III, President and Chief Executive Officer of LifePoint Hospitals, said, “We are very excited to bring someone of Greg’s stature, independence and knowledge onto our board. His extensive public company auditing experience and strong financial background will be a great enhancement to our Audit and Compliance Committee, to our Board and to our stockholders.”
     Mr. Bier retired in 2002 from Deloitte & Touche LLP. Prior to his retirement, Mr. Bier was the Managing Partner of the Cincinnati Office of Deloitte & Touche LLP from 1998 to 2002. Mr. Bier joined Haskins & Sells, which later became part of Deloitte, in 1968, and he has been a certified public accountant since 1970. Mr. Bier served on the Audit Committee of the Board of Trustees of Catholic Healthcare Partners, one of the largest not-for-profit health systems in the United States, from 2002 to 2007. He currently serves on the Board of Directors of Cincinnati Financial Corporation (NASDAQ: CINF), a public company that markets commercial, personal and life insurance through independent insurance agencies.
     LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 18 states. Of the Company’s 49 hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
******
All references to “LifePoint Hospitals” and the “Company” as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.